Exhibit 10.8

AMENDED AND RESTATED

OPERATING AGREEMENT

FOR

OSI/FLEMING’S, LLC

(formerly known as OUTBACK/FLEMING’S, LLC)

A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

ARTICLE I DEFINITIONS		1
(a)	“Act”	1
(b)	“Affiliate”	1
(c)	“Agreement”	2
(d)	“Annual Business Plan”	2
(e)	“Assignee”	2
(f)	“Bankruptcy”	2
(g)	“Capital Account”	2
(h)	“Capital Contribution”	2
(i)	“Certificate”	2
(j)	“Code”	2
(k)	[Removed and Reserved]	2
(l)	“Company”	2
(m)	“Company Minimum Gain”	2
(n)	“Distributable Cash”	2
(o)	“Economic Interest”	3
(p)	“Fiscal Year”	3
(q)	“Fleming’s”	3
(r)	“Fleming’s” Principals”	3
(s)	“Majority Interest”	3
(t)	“Managing Interest”	3
(u)	“Member”	3
(v)	“Member Nonrecourse Debt”	3
(w)	“Member Nonrecourse Deductions”	3
(x)	“Membership Interest”	3
(y)	“Net Profits” and “Net Losses”	3
(z)	“Nonrecourse Liability”	3
(aa)	“Outback”	3
(bb)	“Percentage Interest”	4
(cc)	“Person”	4
(dd)	“Proprietary Marks”	4
(ee)	“Regulations”	4
(ff)	“Restaurant(s)”	4
(gg)	“System”	4
(hh)	“Tax Matters Partner”	4

ARTICLE II ORGANIZATIONAL MATTERS		4
2.1	Formation	4
2.2	Name	4
2.3	Term	4
2.4	Office and Agent	5
2.5	Addresses of the Members	5
2.6	Purpose and Business of the Company	5

(continued)

ARTICLE III CAPITAL CONTRIBUTIONS		5
3.1	Termination Fee	5
3.2	[Removed and Reserved]	5
3.3	Interest on Capital Contributions	5
3.4	No Additional Capital Contributions	5
3.5	Liability for Certain Obligations	6
3.6	Documentation	6
3.7	Capital Accounts	6
3.8	Failure to Make Contributions	6

ARTICLE IV MEMBERS		10
4.1	Limited Liability	10
4.2	Admission of Additional Members	10
4.3	No Withdrawals or Resignations	10
4.4	Termination of Membership Interest	10
4.5	Transactions With The Company	10
4.6	Voting Rights	10
4.7	Meetings of Members	10

ARTICLE V MANAGEMENT AND CONTROL OF THE COMPANY		11
5.1	Management of the Company by Members	11
5.2	[Removed and Reserved]	11
5.3	Powers of the Managing Interest	11
A.	Rights Reserved for Managing Interest of Members	11
B.	Annual Business Plan	12
C.	Maximization of Value	12
D.	Limitations on Power of a Managing Interest of the Members	12
5.4	Liability of Members for Management Responsibilities	13
5.5	[Removed and Reserved]	13
5.6	[Removed and Reserved]	13
5.7	Officers	13
5.8	President	14

ARTICLE VI ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS		14
6.1	Allocations of Net Profit and Net Loss	14
A.	Net Loss	14
B.	Net Profit	14

(continued)

6.2	Special Allocations	14
A.	Minimum Gain Chargeback	14
B.	Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt	15
C.	Nonrecourse Deductions	15
D.	Member Nonrecourse Deductions	15
E.	Qualified Income Offset	15
6.3	Code Section 704(c) Allocations	15
6.4	Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest	16
6.5	Distributions of Distributable Cash by the Company	16
6.6	Form of Distribution	16
6.7	Restriction on Distributions	17
6.8	Return of Distributions	17
6.9	Obligations of Members to Report Allocations	17

ARTICLE VII TRANSFER AND ASSIGNMENT OF INTERESTS		17
7.1	Transfer and Assignment of Interests	17
7.2	Further Restrictions on the Fleming’s Principals	18
7.3	Further Restrictions on Transfer of Interests	18
7.4	Permitted Transfers	18
7.5	Effective Date of Permitted Transfers	19
7.6	Substitution of Members	19
7.7	Rights of Legal Representatives	19
7.8	No Effect to Transfers in Violation of Agreement	19
7.9	Rights of First Refusal	20
7.10	Transfer Permitted After Failure to Elect	21

ARTICLE VIII [Removed and Reserved]		21

ARTICLE IX ACCOUNTING, RECORDS, REPORTING BY MEMBERS		21
9.1	Books and Records	21
9.2	Delivery to Members and Inspection	22
9.3	Annual Statements	22
9.4	Financial and Other Information	23
9.5	Filings	23
9.6	Bank Accounts	23
9.7	Accounting Decisions and Reliance on Others	23
9.8	Tax Matters for the Company Handled by the Tax Matters Partner	23

(continued)

ARTICLE X DISSOLUTION AND WINDING UP		23
10.1	Dissolution	23
10.2	Winding Up	24
10.3	Distributions in Kind	24
10.4	Order of Payment Upon Dissolution	24
10.5	Limitations on Payments Made in Dissolution	24

ARTICLE XI INDEMNIFICATION AND INSURANCE		25
11.1	Indemnification of Agents	25
11.2	Insurance	25

ARTICLE XII CONFIDENTIALITY AND NON-COMPETITION		25
12.1	Noncompetition	25
12.2	Confidentiality	26
A.	Definition	26
B.	No Disclosure, Use or Circumvention	26
C.	Maintenance of Confidentiality	26
12.3	Non Solicitation	26
12.4	Reasonableness of Restrictions; Reformation; Enforcement	26
12.5	Specific Performance	27

ARTICLE XIII REPRESENTATIONS AND WARRANTIES		27
13.1	Status	27
13.2	Due Authorization	27
13.3	Other Agreements and Violations of Law	28
13.4	No Litigation	28

ARTICLE XIV MISCELLANEOUS		28
14.1	Complete Agreement	28
14.2	Consultation with Attorney	28
14.3	Tax Consequences	28
14.4	No Assurance of Tax Benefits	28
14.5	Binding Effect	28
14.6	Parties in Interest	28
14.7	Pronouns; Statutory References	29
14.8	Headings	29
14.9	Interpretation	29
14.10	References to this Agreement	29

(continued)

14.11	Jurisdiction	29
14.12	Exhibits	29
14.13	Additional Documents and Acts	29
14.14	Notices	29
14.15	Amendments	30
14.16	Reliance on Authority of Person Signing Agreement	30
14.17	Company Property	30
14.18	Multiple Counterparts	30
14.19	Attorney Fees	30
14.20	Time is of the Essence	30
14.21	Remedies Cumulative	30
14.22	Severability	30
14.23	Partition	31
14.24	Waiver	31

AMENDED AND RESTATED

OPERATING AGREEMENT

FOR

OSI/FLEMING’S, LLC

(formerly known as OUTBACK/FLEMING’S, LLC)

A DELAWARE LIMITED LIABILITY COMPANY

This Amended and Restated Operating Agreement is made as of June 4, 2010, by and among the parties listed on the signature pages hereof, with reference to the following facts:

A. On September 10, 1999, a Certificate of Formation for OUTBACK/FLEMING’S, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), was filed with the Delaware Secretary of State.

B. On October 1, 1999, the parties adopted and approved a Limited Liability Company Operating Agreement for the Company (the “Original Operating Agreement), which was subsequently amended on October 1, 2000, September 1, 2004. July 21, 2005, December 18, 2007, January 1, 2008 and January 1, 2009 (collectively, the “Amendments”).

C. In December of 2007, the Company was a party to an Agreement of Merger, whereby Blue Coral Seafood and Spirits, LLC merged with and into the Company and as a part of such merger, the Company’s name was changed to OSI/Fleming’s, LLC.

D. The parties desire to amend and restate the Original Operating Agreement, to reflect the changes made by the Amendments and to further modify the terms of the Original Operating Agreement as provided herein.

NOW, THEREFORE, the parties by this Agreement set forth the amended and restated operating agreement (the “Operating Agreement”) for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

Article I. DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

(a) “Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.

(b) “Affiliate” of a Person shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(c) “Agreement” shall mean this Operating Agreement, as originally executed and as amended or amended and restated from time to time.

(d) “Annual Business Plan” shall mean the detailed business plan for the Company prepared by the President of the Company and approved by a Managing Interest of the Members, no less often than annually, which plan shall contain an operating budget, a capital budget, cash flow projections, sources of cash analysis (including analysis of any intended borrowings or financings), an operating plan (including plans related to the strategic business plan), and detailed quantifiable goals for the plan year.

(e) “Assignee” shall mean the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with Article VII.

(f) “Bankruptcy” shall mean: (a) the filing of an application, or consent to, the appointment of a trustee, receiver, or custodian of other assets; (b) the filing of a voluntary petition in bankruptcy; (c) the entry of an order for relief in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (d) the making of a general assignment for the benefit of creditors; (e) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of assets unless the proceedings and the person appointed are dismissed within ninety (90) days; or (f) the failure to pay debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of inability to pay its debts as they become due.

(g) “Capital Account” shall mean with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.7.

(h) “Capital Contribution” shall mean the total amount of cash and fair market value of property contributed to the capital of the Company by the Members.

(i) “Certificate” shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

(k) [Removed and Reserved]

(l) “Company” shall mean OSI/FLEMING’S, LLC, a Delaware limited liability company (formerly known as OUTBACK/FLEMING’S, LLC).

(m) “Company Minimum Gain” shall have the meaning ascribed to the term “Partnership Minimum Gain” in the Regulations Section 1.704-2(d).

(n) “Distributable Cash” shall mean the amount of cash which a Managing Interest deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due, and working capital and other amounts which are described in the Annual Business Plan, and necessary for the Company’s business or to place into reserves for customary and usual claims with respect to such business.

(o) “Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company.

(p) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

(q) “Fleming’s” shall mean FPSH Limited Partnership, an Arizona limited partnership (“FPSH LP”) and AWA III Steakhouses, Inc., a California corporation (“AWA INC”), individually and collectively.

(r) “Fleming’s Principals” shall mean Paul M. Fleming and A. William Allen, III.

(s) “Majority Interest” shall mean those non-defaulting Members who hold at least fifty one percent (51%) of the Percentage Interests entitled to vote.

(t) “Managing Interest” shall mean at least fifty one percent (51%) of the Members entitled to vote, with FPSH LP being entitled to one (1) vote; AWA INC being entitled to one (1) vote; and Outback being entitled to two (2) votes.

(u) “Member” shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Certificate and this Agreement or is an Assignee who has become a Member in accordance with Article VII, and (b) has not ceased to be a Member in accordance with Article VII, or for any other reason.

(v) “Member Nonrecourse Debt” shall have the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

(w) “Member Nonrecourse Deductions” shall mean items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt.

(x) “Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

(y) “Net Profits” and “Net Losses” shall mean the income, gain, loss and deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each Fiscal Year on the Company’s information tax return filed for federal income tax purposes.

(z) “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

(aa) “Outback” shall mean OS PRIME, LLC, a Florida limited liability company (formerly known as OS Prime, Inc., a Florida corporation), and a wholly-owned subsidiary of OSI Restaurant Partners, LLC, a Delaware limited liability company (formerly known as Outback Steakhouse, Inc. (“OSI”).

(bb) “Percentage Interest” shall mean the percentage ownership interest of a Member in the Company, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement. The current Percentage Interests of the Members shall be as reflected on Schedule 1, attached hereto and incorporated herein;

(cc) “Person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

(dd) “Proprietary Marks” shall mean any and all trade names, service marks and trademarks used in connection with the System.

(ee) “Regulations” shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(ff) “Restaurant(s)” shall mean those certain upscale steakhouse restaurants developed, owned and/or operated by the Company utilizing the Fleming’s Prime Steakhouse and Wine Bar concept and operating system.

(gg) “System” shall mean the Fleming’s Prime Steakhouse and Wine Bar concept and operating system and all elements thereof including, without limitation, recipes, operating technologies and Proprietary Marks.

(hh) “Tax Matters Partner” (as defined in Code Section 6231) shall be Outback or its successor as designated pursuant to Section 9.8.

Article II. ORGANIZATIONAL MATTERS

2.1 Formation. The Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into this Agreement, which Agreement shall be deemed effective as of the date first listed above. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall be “OSI/FLEMING’S, LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that a Managing Interest of the Members deems appropriate or advisable. The officers of the Company shall file any fictitious name certificates and similar filings, and any amendments thereto, that the officers of the Company consider appropriate or advisable.

2.3 Term. The term of this Agreement commenced on the filing of the Certificate and shall continue until terminated as hereinafter provided.

2.4 Office and Agent. The Company shall continuously maintain a registered office and agent in the State of Delaware. The registered office and agent shall be as stated in the Certificate or as otherwise determined by a Managing Interest of the Members. The principal office of the Company shall be 2202 N. Westshore Blvd., Tampa, Florida 33607, or as a Managing Interest of the Members may determine. The Company may also have such offices, anywhere within and without the State of Delaware, as the officers of the Company may determine from time to time, or the business of the Company may require.

2.5 Addresses of the Members. The respective addresses of the Members are set forth on Exhibit A. A Member may change its address upon notice thereof to the Secretary of the Company.

2.6 Purpose and Business of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, without the consent of a Majority Interest, the Company shall not engage in any business other than the following:

A. The establishment, ownership, operation and franchising of upscale steakhouse restaurants utilizing the System; and

B. Such other activities directly related to and in furtherance of the foregoing business as may be necessary, advisable, or appropriate as determined by a Managing Interest of the Members.

C. This Agreement shall not be deemed or construed to create a relationship between the Members with respect to any activities whatsoever except for those activities required for the accomplishment of the Company’s purpose as specified in this Section 2.6. The Members acknowledge and agree that upon contribution of the System and Proprietary Marks by Fleming’s pursuant to Section 3.1 hereof, the Company shall be the sole and exclusive owner of the System and the Proprietary Marks and the Members shall have no right, title, or interest in or to the System or the Proprietary Marks, except as specifically provided in this Agreement.

Article III. CAPITAL CONTRIBUTIONS

3.1. Termination Fee. Outback shall be solely responsible for the $750,000 termination fee (“Termination Fee”) for the termination of the Company’s Blue Coral Newport Beach location lease. Neither FPSH LP nor AWA INC shall be required to contribute capital to cover any portion of the Termination Fee, nor will FPSH LP or AWA INC’s capital accounts be reduced by any portion of the Termination Fee. Both FPSH LP and AWA INC shall remain responsible for their proportionate share of the negative cash flow and closing costs, other than the Termination Fee, for the Company’s Blue Coral Newport Beach location.

3.2. [Removed and Reserved].

3.3 Interest on Capital Contributions. No Member shall receive, or be entitled to receive, interest on its contributions to the capital of the Company. Except as otherwise provided herein, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or of its contributions to the capital of the Company.

3.4 No Additional Capital Contributions. In no event shall any Member be obligated to make any additional capital contributions, except as otherwise expressly provided herein.

3.5 Liability for Certain Obligations. Fleming’s Principals and Outback covenant and agree that as to any guaranty of any debt, liability, or obligation of the Company, including, without limitation, material long-term obligations, such as liability as lessee under leases for Restaurant premises and liability on loans (collectively “Obligations”), Fleming’s Principals and Outback’s parent company, OSI, shall guarantee such Obligations if required by the third party creditor; provided however, Fleming’s Principals and OSI shall each be proportionately liable to any third party creditor for only up to the percentage of the outstanding balance under such Obligations as is equal to the applicable affiliated Member’s Percentage Interest in the Company at the time in question, and shall not be jointly and severally liable therefor.

3.6 Documentation. Fleming’s Principals and Outback covenant and agree that all documentation evidencing any guaranties of the Company’s material, long term obligations, including, without limitation, a Restaurant premises lease, any promissory notes, and any lease for furniture, fixture and equipment, shall limit the liability of each of Fleming’s Principals and OSI to such percentage of any amounts outstanding under such obligations as is equal to the applicable affiliated Member’s Percentage Interest in the Company at the time in question, and shall specifically state that Fleming’s Principals and OSI shall not be individually liable for the entire amount thereof, nor jointly and severally liable therefor. This provision may not be waived without the unanimous consent of all Members.

3.7 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1). FPSH LP shall receive a $250,000 credit to its Capital Account as a result of the funds received by the Company for the assignment to a third party of the lease for its prior Blue Coral La Jolla location.

3.8 Failure to Make Contributions. If a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, a non-defaulting Member shall send the defaulting Member written notice of such default, giving such Member fourteen (14) days from the date such notice is given to contribute the entire amount of its required Capital Contribution. If the defaulting Member does not contribute its required capital to the Company within said fourteen (14)-day period, those non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may elect any one or more of the following remedies:

A. One or more non-defaulting Members may advance funds to the Company to cover those amounts that the defaulting Member fails to contribute. Amounts that a non-defaulting Member so advances on behalf of the defaulting Member shall become a loan due and owing from the defaulting Member to such non-defaulting Member and bear interest at the rate of ten percent (10%) per annum, payable monthly. All cash distributions otherwise distributable to the defaulting Member under this Agreement shall instead be paid to the non-defaulting Members making such advances until such advances and interest thereon are paid in full. In any event, any such advances shall be evidenced by a promissory note in a form reasonably acceptable to the non-defaulting Members and be due and payable by the defaulting Member one (1) year from the date that such advance was made. Any amounts repaid shall first be applied to costs of collection, then to interest and thereafter to principal. Effective upon a Member becoming a defaulting Member, each Member grants to the non-defaulting Members who advance funds under this Section 3.8A a security interest in its Membership Interest to secure its obligation to repay such advances and agrees to execute and deliver a promissory note as described herein together with a security agreement in a form reasonably acceptable to the non-defaulting Members and such UCC-1 financing statements and assignments of certificates of membership (or other documents of transfer) as such non-defaulting Members may reasonably request.

B. One or more non-defaulting Members may contribute funds to the capital of the Company to cover those amounts that the defaulting Member fails to contribute. In such event, the Percentage Interests of all Members shall be adjusted proportionately to reflect the cumulative total Capital Contributions each Member has contributed or, with respect to a non-defaulting Member, which such Member has agreed to contribute.

C. The non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members may dissolve the Company, in which event the Company shall be wound-up, liquidated and terminated pursuant to Article X.

D. The defaulting Member shall lose its voting and approval rights under the Act, the Certificate and this Agreement.

E. The defaulting Member shall lose its ability to participate in the management and operations of the Company.

F. The Company or the non-defaulting Members may purchase the defaulting Member’s entire Membership Interest for an amount equal to eighty percent (80%) of the Fair Market Value of the Membership Interest.

(i) Determination of Fair Market Value. For the purposes of this Section 3.8F, the “Fair Market Value” of the Membership Interest at issue shall be determined in the following manner:

(a) The defaulting Member and the non-defaulting Members shall agree upon the Fair Market Value of the defaulting Member’s Membership Interest within ten (10) days following the date of the event of default. If there is no agreement on the Fair Market Value, the defaulting Member and the non-defaulting Members shall agree upon a mutually acceptable appraiser within fifteen (15) days following the date of the event of default, or, in the event such persons fail to so agree, two (2) appraisers shall be appointed within twenty (20) days following the date of the event of default, one by the defaulting Member, and one by the non-defaulting Members. If the defaulting Member, on the one hand, or the non-defaulting Members, on the other hand, fail to appoint an appraiser within the twenty (20) day period specified herein, the sole appraiser appointed within such twenty (20) day period shall be the sole appraiser for the purposes of determining Fair Market Value of the defaulting Member’s Membership Interest to be purchased pursuant to this Section 3.8F. The defaulting Member and the non-defaulting Members shall promptly provide notice of the name of the appraiser so appointed by such party to the other. A third appraiser, if the initial two appraisers are appointed, shall be appointed by the mutual agreement of the first two appraisers so appointed, or, if such first two appraisers fail to agree upon a third appraiser within thirty (30) days following the date of the event of default, either the defaulting Member or the non-defaulting Members may demand the appointment of an appraiser be made by the then director of the Regional Office of the American Arbitration Association located nearest to the Company’s principal office, in which event the appraiser appointed thereby shall be the third appraiser. Each of the appraisers shall submit to the defaulting Member and the non-defaulting Members, within thirty (30) days after the final appraiser has been appointed (“Appraisal Period”), a written appraisal (the “Appraisal”) of the Fair Market Value of the defaulting Member’s Membership Interest.

(b) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all information required and relevant to a valuation of the defaulting Member’s Membership Interest.

(c) If three appraisers are appointed, the Fair Market Value of the defaulting Member’s Interest in question shall be equal to the numerical average of three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than twenty-five percent (25%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative.

(d) Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with Outback or the Fleming’s Principals), an M.A.I. appraiser or its equivalent, and shall be reasonably competent as an expert to appraise the value of the defaulting Member’s Percentage Interest. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

Notwithstanding the foregoing, if the determination of the Fair Market Value of the defaulting Member’s Percentage Interest by appraisal is not completed and all appraisal reports delivered as provided herein within the Appraisal Period, then all closing, payment, and similar dates subsequent thereto shall be automatically extended one (1) day for each day delivery of the appraisal reports is delayed beyond the end of the Appraisal Period.

(e) The cost of the appraiser appointed by each party shall be borne by each such party. The cost of the third appraiser, if any, or the sole appraiser, in the event the defaulting Member and the non-defaulting Members mutually agree upon a single appraiser, shall be borne equally by the defaulting Member and the non-defaulting Member.

(ii) Notice of Intent to Purchase. Within thirty (30) days after the determination of the purchase price of the defaulting Member’s Membership Interest in accordance with Section 3.8F(i), each non-defaulting Member shall notify the defaulting Member in writing of its desire to purchase a portion of the defaulting Member’s Membership Interest. The failure of any non-defaulting Member to submit a notice within the applicable period shall constitute an election on the part of the Member not to purchase any of the defaulting Member’s Membership Interest. Each non-defaulting Member so electing to purchase shall be entitled to purchase a portion of the defaulting Member’s Membership Interest in the same proportion that the Membership Interest of the non-defaulting Member bears to the aggregate of the Membership Interests of all of the non-defaulting Members electing to purchase the defaulting Member’s Interest.

(iii) Election to Purchase Less Than All of the defaulting Member’s Membership Interest. If any non-defaulting Member elects to purchase none or less than all of its pro rata share of the defaulting Member’s Membership Interest, then the non-defaulting Members may elect to purchase more than their pro rata share. If the non-defaulting Members fail to purchase the entire Membership Interest of the defaulting Member, the Company may purchase any remaining share of the defaulting Member’s Membership Interest. If the non-defaulting Members and the Company do not elect to purchase all of the defaulting Member’s Membership Interest, such Membership Interest not purchased shall be that of an Economic Interest only.

(iv) Payment of Purchase Price. The purchase price shall be paid by the Company or the non-defaulting Members, as the case may be, by either of the following methods, each of which may be selected separately by the Company or the non-defaulting Members:

(a) The Company or the non-defaulting Members shall at the closing pay in cash the total purchase price for the defaulting Member’s Membership Interest; or

(b) The Company or the non-defaulting Members shall pay at the closing one-fifth (1/5) of the purchase price and the balance of the purchase price shall be paid in four equal annual principal installments, plus accrued interest, and be payable each year on the anniversary date of the closing. The unpaid principal balance shall accrue interest at the current applicable federal rate as provided in the Code for the month in which the initial payment is made, but the Company and the non-defaulting Members shall have the right to prepay in full or in part at any time without penalty. The obligation of each purchasing non-defaulting Member, and the Company, as applicable, to pay its portion of the balance due shall be evidenced by a separate promissory note executed by the respective purchasing non-defaulting Member or the Company, as applicable. Each such promissory note shall be in an original principal amount equal to the portion owed by the respective purchasing non-defaulting Member or the Company, as applicable. The promissory note executed by each purchasing non-defaulting Member shall be secured by a pledge of that portion of the defaulting Member’s Membership Interest purchased by such non-defaulting Member.

(v) Closing of Purchase of defaulting Member’s Membership Interest. The closing for the sale of a defaulting Member’s Interest pursuant to this Section 3.8 shall be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the defaulting Member or such defaulting Member’s legal representative shall deliver to the Company or the non-defaulting Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the defaulting Member’s Membership Interest. The defaulting Member or such defaulting Member’s legal representative, the Company and the non-defaulting Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

(vi) Purchase Terms Varied by Agreement. Nothing contained herein is intended to prohibit Members from agreeing upon other terms and conditions for the purchase by the Company or any Member of the Membership Interest of any Member in the Company.

Each Member acknowledges and agrees that (i) a default by any Member in making a required Capital Contribution will result in the Company and the non-defaulting Members incurring certain costs and other damages in an amount that would be extremely difficult or impractical to ascertain and (ii) the remedies described in this Section 3.8 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company and the non-defaulting Members by reason of the failure of a defaulting Member to make any required Capital Contribution and the election of any or all of the above described remedies is not unreasonable under the circumstances existing as of the date hereof.

The election of the non-defaulting Members to pursue any remedy provided in this Section 3.8 shall not be a waiver or limitation of the right to pursue an additional or different remedy available hereunder or at law or equity with respect to any such default.

Article IV. MEMBERS

4.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

4.2 Admission of Additional Members. A Managing Interest, with the approval of a Majority Interest, may admit to the Company additional Members. Any additional Members shall obtain Membership Interests and will participate in the management, Net Profits, Net Losses, and distributions of the Company on such terms as are determined by a Managing Interest and approved by a Majority Interest. Notwithstanding the foregoing, Assignees may only be admitted as substitute Members in accordance with Article VII.

4.3 No Withdrawals or Resignations. No Member may withdraw or resign from the Company. If a Member wrongfully withdraws or resigns as a Member, that Member shall have no right to receive any distribution or any payment for the fair value of its Membership Interest other than such distributions or payments as are made to all Members pursuant to this Agreement.

4.4 Termination of Membership Interest. Upon the transfer of a Member’s Membership Interest in violation of Article VII, the Membership Interest of such Member shall be terminated and thereafter that Member shall be an Assignee only unless such Membership Interest shall be purchased by the Company and/or remaining Members pursuant to the terms of Section 7.8. Such Member shall have no right to vote on any Company matters. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

4.5 Transactions With The Company. Subject to any limitations set forth in this Agreement and notwithstanding that it may constitute a conflict of interest, with the prior approval of a Managing Interest, a Member may lend money to and transact other business with the Company, including but not limited to entering into franchise agreements (and any modifications or renewals thereof) with the Company; the purchase, sale, lease, or exchange of any property with the Company; or the rendering of any service to the Company, so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length. Subject to other applicable law, any Member entering into such transaction(s) with the Company has the same rights and obligations with respect thereto as a Person who is not a Member.

4.6 Voting Rights. Except as expressly provided in this Agreement or the Certificate, Members shall have no voting, approval or consent rights. Except where this Agreement specifically requires a greater percentage affirmative vote, in all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of a Majority Interest (or, in instances in which there are defaulting Members, non-defaulting Members who hold a majority of the Percentage Interests held by all non-defaulting Members) shall be sufficient to authorize or approve such act. All votes, approvals or consents of the Members may be given or withheld, conditioned or delayed as the Members may determine in their sole and absolute discretion.

4.7 Meetings of Members. Meetings of Members may be held at such date, time and place as the Member calling the meeting may reasonably fix from time to time. No annual or regular meetings of Members are required. Meetings of the Members may be called by any Member holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote. Written notice of a meeting of Members shall be sent or otherwise given to each Member not less than seven (7) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.

The actions taken at any meeting of Members, however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the secretary of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the secretary of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval of an amendment to the Certificate or this Agreement, a dissolution of the Company, or a merger of the Company, without a meeting by less than unanimous written consent, shall be given at least ten (10) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

Article V. MANAGEMENT AND CONTROL OF THE COMPANY

5.1 Management of the Company by Members. The business, property and affairs of the Company shall be managed by the Members of the Company. Except for situations in which the approval of a Majority Interest of the Members is expressly required by this Agreement, a Managing Interest of the Members shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

5.2 [Removed and Reserved].

5.3 Powers of the Managing Interest.

A. Rights Reserved for Managing Interest of Members. Without limiting the generality of Section 5.1, but subject to Section 5.3D and to the limitations set forth elsewhere in this Agreement, a Managing Interest of the Members shall have the sole and exclusive powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers of a natural person, including, without limitation, the power to:

(i) Authorize the execution and delivery of any agreement;

(ii) Acquire, purchase, lease, renovate, improve, alter, rebuild, demolish, replace, and own real property and any other property or assets that a Managing Interest of the Members determines is necessary or appropriate or in the interest of the business of the Company, and to acquire options for the purchase of any such property;

(iii) Sell, exchange, lease, or otherwise dispose of the real property and other property and assets owned by the Company, or any part thereof, or any interest therein;

(iv) Sue on, defend, or compromise any and all claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved; and

(v) Retain legal counsel, auditors, and other professionals in connection with the Company business and to pay therefor such remuneration as a Managing Interest of the Members may determine.

B. Annual Business Plan. At least sixty (60) days prior to the commencement of each Fiscal Year, the President shall submit to the Members for approval by a Managing Interest, the Annual Business Plan for the Company. The President and the Members shall at all times use their best efforts to operate the Company in conformity with the Annual Business Plan.

C. Maximization of Value. The Members shall from time to time evaluate in good faith all options available to the Company to maximize the value of each Member’s Percentage Interest in the Company, such as, but not limited to, an initial public offering, strategic sale, or merger into OSI.

D. Limitations on Power of a Managing Interest of the Members.

(i) Limitations on Acts of Managing Interest. A Managing Interest of the Members shall not have authority hereunder to cause the Company to engage in the following without first obtaining the affirmative vote or written consent of a Majority Interest (or such greater Percentage Interest as is set forth below) of the Members:

(a) The operation of any Restaurant other than in conformity with the operating procedures established pursuant to, or in accordance with, the System;

(b) The sale, exchange or other disposition of all, or substantially all, of the Company’s assets occurring as part of a single transaction or plan, or in multiple transactions over a six (6) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(c) The borrowing of money from any party in excess of $25,000, the issuance of evidences of indebtedness in connection therewith, the refinancing, increase in the amount of, modification, amendment, or changing of the terms, or extension of the time for the payment of any indebtedness or obligation of the Company, and securing such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets;

(d) The merger of the Company with a corporation, another limited liability company or limited partnership which is not an Affiliate of the Company or of any of the Members; provided in no event shall a Member be required to become a general partner in a merger with a limited partnership without its express written consent;

(e) The merger of the Company with any general partnership, or with a corporation, limited liability company or limited partnership which is an Affiliate of the Company or any of the Members, shall require the affirmative vote or written consent of Members owning a ninety percent (90%) Percentage Interest;

(f) The admission of any person as a Member, or the establishment of different classes of Members;

(g) An alteration of the primary purpose or business of the Company as set forth in Section 2.6;

(h) The lending of money by the Company to any Member or officer;

(i) Any act which would make it impossible to carry on the ordinary business of the Company;

(j) The declaration of Bankruptcy on behalf of the Company;

(k) The payment of any amount in violation of this Agreement; and

(l) Any other transaction described in this Agreement as requiring the vote, consent, or approval of the Members.

(ii) [Removed and Reserved].

5.4 Liability of Members for Management Responsibilities. The Members, while carrying out their management responsibilities pursuant to this Agreement, shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, breach of fiduciary duty, a knowing violation of law by a Member or a breach of the Member’s obligations under this Agreement, in which event such Member shall be so liable.

5.5 [Removed and Reserved].

5.6 [Removed and Reserved].

5.7 Officers. A Managing Interest of the Members may appoint officers at any time. The officers of the Company shall include a President and such other officers as a Managing Interest deems necessary and appropriate. The officers shall serve at the pleasure of Members, subject to (a) all rights, if any, of an officer under an employment contract, and (b) the right of a Majority Interest to remove any officer. A Managing Interest may determine a reasonable compensation to be paid to each officer so appointed. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by a Managing Interest.

5.8 President. All decisions as to the day to day operations of the Company shall be made by the President. The President shall execute an Employment Agreement acceptable to the President and a Managing Interest of the Members. The President shall not, without the approval of a Managing Interest of the Members (or a Majority Interest or more of the Members if such power is retained by the Members pursuant to this Agreement):

(i) Confess a judgment against the Company;

(ii) Admit any person as a Member;

(iii) Declare Bankruptcy on behalf of the Company;

(iv) Enter into any lease of real or personal property;

(v) Enter into any loan transaction or incur any indebtedness of the Company in excess of $25,000;

(vi) Execute any franchise agreement;

(vii) Purchase any real property; or

(viii) Undertake any such other matter(s) as may be agreed upon by a Managing Interest of the Members.

Article VI. ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS

6.1 Allocations of Net Profit and Net Loss

A. Net Loss. Subject to Sections 3.1, 3.7 and 6.5E, Net Loss shall be allocated first to Outback in an amount equal to Outback’s positive Capital Account balance, and then to the Members in proportion to their Percentage Interests. Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company Minimum Gain. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.1A). Any loss reallocated under this Section 6.1A shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article VI, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this Article VI, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article VI if no reallocation of losses had occurred under this Section 6.1A.

B. Net Profit. Subject to Sections 3.1, 3.7 and 6.5E, Net Profit shall be allocated to the Members in proportion to their Percentage Interests.

6.2 Special Allocations. Notwithstanding Section 6.1:

A. Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a

Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 6.2A shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2A. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 6.2A is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any Fiscal Year, each Member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 6.2B shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2B. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 6.2B is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

C. Nonrecourse Deductions. Any nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

D. Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

E. Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2E shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article VI to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article VI if such unexpected adjustments, allocations, or distributions had not occurred.

6.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article VI, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

6.4 Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member or Assignee based upon its respective Economic Interest at the close of such day.

However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, an Economic Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month).

Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Economic Interests as of the date such sale or other disposition occurs.

6.5 Distributions of Distributable Cash by the Company.

A. Subject to applicable law and any limitations contained in this Agreement, all Distributable Cash of the Company shall be retained by the Company and used for development of new Restaurants, except that the Company shall, if Distributable Cash is available, distribute to each Member cash in an amount equal to thirty-five percent (35%) of the Net Profits, if any, allocated to such Member. A Managing Interest of the Members shall make the distributions specified in this section, not less than once each calendar quarter based on estimated year to date Net Profits. Distributions for the last calendar quarter of the Fiscal Year shall be adjusted to reflect any under or over estimating of year to date Net Profits during prior calendar quarters.

B. Removed and Reserved.

C. Subject to Sections 3.1, 3.7 and 6.5E and Article X, all other distributions to Members shall be made in accordance with their Percentage Interests.

D. All distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Subject to Section 6.8, neither the Company nor any Member shall incur any liability for making distributions in accordance with this Section 6.5.

E. FPSH LP shall not: (i) have any ownership or other interest in, (ii) be allocated any profit or loss from, (iii ) receive any distributions from; or (iv) be responsible for any obligations with respect to, the following Restaurants: 5406 Austin II, 5407 Houston-Town & Country, and 2007 Orlando/Sandlake.

6.6 Form of Distribution. Except as provided in Section 8.2 and Section 10.4, a Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than cash. Except as provided in Section 10.4, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members and no Member may be compelled to accept a distribution of any asset in kind.

6.7 Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

6.8 Return of Distributions. A Member who receives a distribution in violation of Section 6.7, and who knew at the time of the distribution that the distribution violated Section 6.7, shall be liable to the Company for the amount of the distribution. A Member who receives a distribution in violation of Section 6.7, and who did not know at the time of the distribution that the distribution violated Section 6.7, shall not be liable for the amount of the distribution. A Member who receives a distribution shall have no liability for the amount of the distribution after the expiration of three (3) years from the date of the distribution unless an action to recover the distribution from such Member is commenced prior to the expiration of said three (3)-year period and an adjudication of liability against such Member is made in the said action.

6.9 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

Article VII. TRANSFER AND ASSIGNMENT OF INTERESTS

7.1 Transfer and Assignment of Interests.

A. General Restriction. Except as otherwise provided in this Article VII, a Member shall not be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Interest (collectively, “transfer”) except with the prior written consent of all Members, which consent may be given or withheld, conditioned or delayed, as the Members may determine in their sole and absolute discretion. Without limiting the generality of the foregoing, the sale or exchange of at least fifty percent (50%) of the voting stock of a Member, if a Member is a corporation, or the transfer of an interest or interests of at least fifty percent (50%) in the capital or profits of a Member (whether accomplished by the sale or exchange of interests or by the admission of new partners or members), if a Member is a partnership or limited liability company, or the cumulative transfer of such interests in a Member which effectively equal the foregoing (including transfer of interests followed by the incorporation of a Member and subsequent stock transfers, or transfers of stock followed by the liquidation of a Member and subsequent transfers of interests) will be deemed to constitute an assignment of a Membership Interest subject to this Article VII; provided that transfers among the Fleming’s Principals shall be exempt from these requirements. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

B. Improper Transfers. Transfers in violation of this Article VII shall only be effective to the extent set forth in Section 7.8.

7.2 Further Restrictions on the Fleming’s Principals. Fleming’s and the Fleming’s Principals acknowledge and agree that Outback has entered into this Agreement in reliance on the personal skill and character of the Fleming’s Principals.

A. AWA INC and A. William Allen, III hereby represent and warrant to Outback that A. William Allen, III (together with his wife or through a trust controlled by them) is the sole shareholders and sole director of AWA INC. The ownership of all of the capital stock of AWA INC by A. William Allen, III is a material inducement to Outback entering into this Agreement. Except as provided in Section 7.4, A. William Allen, III hereby covenants and agrees that he shall not, in any manner, transfer, alienate or encumber any of the capital stock, or other voting or ownership interest, in AWA INC without the prior written consent of Outback, which consent may be granted or denied in Outback’s sole discretion. Further, AWA INC and A. William Allen, III hereby covenant and agree that they shall not in any manner allow any action to be taken that would result in A. William Allen, III, individually, having insufficient voting power to control all matters submitted to a vote of AWA INC’s shareholders.

B. FPSH LP, PKCR, LLC (“PKCR”) and Paul M. Fleming hereby represent and warrant to Outback that trusts established for the benefit of Paul M. Fleming, his family members, and entities under his control are the sole members of PKCR, and PKCR is the sole general partner of FPSH LP. The ownership of all of the general partnership interests of FPSH LP by PKCR and ownership of all of the membership interests in PKCR by trusts established for the benefit of Paul M. Fleming, his family members, and entities under his control are material inducements to Outback entering into this Agreement. Except as provided in Section 7.4, Paul M. Fleming hereby covenants and agrees that he shall not, in any manner, transfer, alienate or encumber any of the membership interests, or other voting or ownership interest, in PKCR without the prior written consent of Outback, which consent may be granted or denied in Outback’s sole discretion, and PKCR hereby covenants and agrees that it shall not, in any manner, transfer, alienate or encumber any of its partnership or other ownership or voting interest in FPSH LP without the prior written consent of Outback, which consent may be granted or denied at Outback’s sole discretion FPSH LP, PKCR and Paul M. Fleming covenant and agree that at all times Paul M. Fleming, individually, or in his capacity as trustee or controlling person, shall have the power to determine all matters submitted to a vote of FPSH LP’s partners and PKCR’s members.

7.3 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer all or any part of its Membership Interest:

A. Without compliance with all federal and state securities law, and

B. If the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B).

7.4 Permitted Transfers.

A. A Membership Interest may be transferred to any other Member, subject to compliance with Section 7.2 and 7.3, and without the prior written consent of the other Members as required by Section 7.1.

B. Subject to the restrictions of Section 7.3: Paul M. Fleming and PKCR may make bona fide gifts of interests in PKCR or FPSH LP to Paul M. Fleming’s family members, or to one or more trusts for the benefit of his family members, for estate planning purposes provided that Paul M. Fleming retains at least a fifty-one percent

(51%) ownership and voting interest in PKCR and PKCR remains the sole general partner of FPSH LP; and A. William Allen, III may make bona fide gifts of interests in AWA INC to their family members, or to one or more trusts for the benefit of family members, for estate planning purposes provided that they collectively retain at least a fifty-one percent (51%) ownership and voting interest in AWA INC. In the event that Paul M. Fleming or PKCR transfers 100% of its ownership interest in FPSH (whether directly or indirectly) to one or more of Paul M. Fleming’s family members or a trust for the benefit of one or more Paul M. Fleming’s family members, with respect to which Paul M. Fleming is not a trustee or beneficiary, such transfer shall serve to revoke Paul M. Fleming’s right to vote on matters requiring a Managing Interest of the Members of the Company; and AWA, INC shall thereafter have two (2) votes on each matter requiring the approval of a Managing Interest of the Members.

7.5 Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest or an Economic Interest shall be effective as of the date provided in Section 6.4 following the date upon which the requirements of Sections 7.1, 7.2 and 7.3 have been met. The Members shall be provided with written notice of such transfer as promptly as possible after the requirements of Sections 7.1, 7.2 and 7.3 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

7.6 Substitution of Members. An Assignee shall have the right to become a substitute Member only if (i) the requirements of Sections 7.1, 7.2 and 7.3 hereof are met, (ii) the Assignee executes an instrument satisfactory to a Managing Interest of the Members accepting and adopting the terms and provisions of this Agreement, and (iii) the Assignee pays any reasonable expenses in connection with its admission as a new Member. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

7.7 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property, including any power the Member has under the Certificate or this Agreement to give an Assignee the right to become a Member. If a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

7.8 No Effect to Transfers in Violation of Agreement. Upon any transfer of a Membership Interest in violation of this Article VII, the remaining Members shall have the right to Purchase the transferred Membership Interest as provided in Section 3.8F of this Agreement. In the event such Membership Interest is not purchased by the remaining Members, such transferee shall only be entitled to become an Assignee and thereafter shall only receive the share of the Company’s Net Profits, Net Losses and distributions of the Company’s assets to which the transferor of such Economic Interest would otherwise be entitled. The transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Notwithstanding the immediately preceding sentences, if, in the determination of a Managing Interest of the Members, a transfer in violation of this Article VII would cause the tax termination of the Company under Code Section 708(b)(1)(B), the transfer shall be null and void and the purported transferee shall not become either a Member or an Assignee.

Upon and contemporaneously with any transfer (whether arising out of an attempted charge upon that Member’s Economic Interest by judicial process, a foreclosure by a creditor of the Member or otherwise) of a Member’s Economic Interest which does not at the same time transfer the balance of the rights associated with the Membership Interest transferred by the Member (including, without limitation, the rights of the Member to vote or participate in the management of the business, property and affairs of the Company), the Company shall purchase from the Member, and the Member shall sell to Company for a purchase price of one hundred dollars ($100), all remaining rights and interests retained by the Member that immediately before the transfer were associated with the transferred Economic Interest. Such purchase and sale shall not, however, result in the release of the Member from any liability to the Company as a Member.

Each Member acknowledges and agrees that the right of the Company to purchase such rights and interests from a Member who transfers a Membership Interest in violation of this Article VII is not unreasonable under the circumstances existing as of the date hereof.

7.9 Rights of First Refusal.

A. Removed and Reserved.

B. Outback’s Rights. At any time a Member other than Outback (or any shareholder of AWA INC or any partner of FPSH LP or member of PKCR) (each a “Transferor”), desires to transfer all or any part of his, hers, or its Membership Interest (or, in the case of a shareholder of AWA INC any capital stock or other voting or ownership interest in AWA INC, in the case of a partner of FPSH LP any partnership interests in FPSH LP, or in the case of a member of PKCR any membership interest in PKCR) to any person or entity, as permitted by this Article VII, the Transferor shall, prior to any such Transfer, give Outback a Notice of Transfer, which notice shall specify the Membership Interest to be transferred, the identity of the proposed transfer, and the Purchase Price. Any purported Notice of Transfer that does not comply with the requirements of this Section 7.9B shall be null and void and of no effect hereunder. Upon receipt of a proper Notice of Transfer, Outback shall thereupon have the right to acquire the Transferor’s entire Membership Interest or such portion of the Transferor’s Membership Interest as is specified in the Notice of Transfer, on terms identical to the Purchase Price or proportionately identical if Outback elects to purchase the entire Membership Interest of the Transferor. In the event the Purchase Price contains terms that Outback cannot reasonably duplicate, Outback shall have the right to substitute the reasonable cash equivalent thereof. This right of first refusal shall not apply to transfers made pursuant to Section 7.4 or transfers among the Fleming’s Principals.

C. Exercise of Rights.

(i) The purchasing Member(s) shall exercise the right of first refusal contained herein by mailing written notice thereof (“Notice of Election”) to the Transferor within forty (40) days of mailing of the Notice of Transfer. In the event no purchasing Member(s) mail a Notice of Election to the Transferor within said 40-day period, the purchase option contained herein shall lapse (except as otherwise provided in Section 7.10). In the event a Member timely exercises the purchase option contained herein, such Member shall mail written notice to the Transferor of whether the Member has elected to purchase the entire Membership Interest of the Transferor or such portion as was specified in the Notice of Transfer, if less; such notice to be mailed within ten (10) days of the mailing of the Notice of Election.

(ii) The closing for any purchase hereunder shall be consummated and closed in the Company’s principal office on a date and at a time designated by the purchasing Member in a notice to the Transferor, provided such consummation and closing date shall occur within ninety-five (95) days from the date of mailing of the Notice of Election. At such closing, the Transferor shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for the Company, to effectuate the transfer of the Transferor’s Membership Interest in accordance with the terms of the Notice of Transfer and the purchasing Member shall deliver the Purchase Price.

7.10 Transfer Permitted After Failure to Elect. Subject to Section 7.1, 7.2 and 7.3, in the event a Member does not elect pursuant to Section 7.9 to exercise the purchase option specified therein, or in the event the closing for any purchase pursuant to Section 7.9 does not occur within the time limits specified therein, then the Transferor shall be free to transfer the exact portion of his, her, or its Membership Interest as was specified in the Notice of Transfer to the person or entity identified in the Notice of Transfer in exchange for the exact Purchase Price as was specified in the Notice of Transfer; provided, however, that the closing and consummation of such transfer shall occur within one hundred thirty (130) days after the date of mailing of the Notice of Transfer and provided further that such transfer must comply with all other requirements of this Article VII. In the event such transfer is not so closed and consummated within such period, the purchase option granted in Section 7.9 shall again be exercisable and the Transferor shall make no Transfer of any portion of his Membership Interest, or any right, title or interest therein, until such Transferor has again complied with all terms and provisions of this Article VII. In the event a Member does not elect pursuant to Section 7.9 to exercise the purchase option contained therein and the Transferor makes a permitted Transfer in compliance with the terms and provisions of this Article VII, then the person or entity to whom such Membership Interest is transferred shall nevertheless acquire such Membership Interest subject to the restriction imposed on such Membership Interest under this Article VII as to further transfers of such Membership Interest, and provided further that any such transferee shall agree in writing to be bound by all terms and provisions of this Agreement.

Article VIII. [REMOVED AND RESERVED]

Article IX. ACCOUNTING, RECORDS, REPORTING BY MEMBERS

9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

A. A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Assignee;

B. [Removed and Reserved];

C. A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

D. Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

E. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

F. Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

G. The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

9.2 Delivery to Members and Inspection.

A. Upon the request of any Member or Assignee, President shall promptly deliver to the requesting Member or Assignee, at the expense of the Company, a copy of the information required to be maintained under Section 9.1.

B. Each Member and Assignee has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member or Assignee, to:

(i) inspect and copy during normal business hours any of the Company records described in Section 9.1;

(ii) obtain from the Company, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year; and

(iii) receive a monthly income statement of the Company and a balance sheet of the Company as of the end of that period. The statement and balance sheet shall be delivered or mailed to the Members within twenty (20) days after the end of each such period.

C. Any request, inspection or copying by a Member or Assignee under this Section 9.2 may be made by that Person or that Person’s agent or attorney.

9.3 Annual Statements.

A. A Managing Interest of the Members of the Company shall cause an annual report to be sent to each of the Members not later than ninety (90) days after the close of the Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the officers of the Company that the financial statements were prepared without audit from the books and records of the Company.

B. A Managing Interest of the Members of the Company shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ and Assignees’ federal and state income tax returns. A Managing Interest of the Members of the Company shall send or cause to be sent to each Member or Assignee within sixty (60) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company’s federal, state, and local income tax or information returns for that year.

C. The failure by any Member to participate in the preparation of the reports or statements described in subsection 9.3A or 9.3B shall not constitute a default of such Member’s obligations under this Agreement if such Member consents to the preparation of such reports or statements on its behalf by the other Members.

9.4 Financial and Other Information. The officers of the Company shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may request.

9.5 Filings. The officers of the Company, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The officers of the Company, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Member is required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Member may prepare, execute and file that document.

9.6 Bank Accounts. The Members shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

9.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by a Managing Interest of the Members. The Members may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

9.8 Tax Matters for the Company Handled by the Tax Matters Partner. The Tax Matters Partner, with the prior approval of a Managing Interest of the Members, shall from time to time cause the Company to make such tax elections it deems to be in the best interests of the Company and the Members. The Tax Matters Partner shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company tax affairs in the overall best interests of the Company but shall not have the right to agree to extend any statute of limitations without the approval of a Majority Interest. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member, as the case may be, a Majority Interest may designate another Member to be Tax Matters Partner.

Article X. DISSOLUTION AND WINDING UP

10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

A. The agreement of a Managing Interest of the Members to terminate the Company;

B. The entry of a decree of judicial dissolution;

C. The vote of non-defaulting Members holding a majority of the Percentage Interests held by all non-defaulting Members pursuant to Section 3.8C;

D. The sale of all or substantially all of the assets of Company.

Except for the foregoing, the Company shall not dissolve on the occurrence of any other event.

10.2 Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Members shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall, subject to Section 10.4, either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.4. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Members winding up the affairs of the Company shall not be entitled to compensation for such services.

10.3 Distributions in Kind. Except for a distribution of the System to Fleming’s pursuant to Section 10.4 any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by a Managing Interest or by the Members, or if any Member objects to such valuation, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by a Managing Interest or selected by the liquidating trustee, if applicable, and approved by the Members.

10.4 Order of Payment Upon Dissolution. After determining that all known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed as follows:

A. Upon dissolution of the Company (other than in connection with a sale of all or substantially all of the Company’s assets to a third party and other than in connection with a termination resulting from one Member’s purchase of all or part of the other Member’s Membership Interest) the System shall be distributed to Fleming’s, as valued at its deemed contribution value, and all other assets of the Company shall be liquidated. All other proceeds from liquidation of the Company assets shall be distributed (i) to Outback until Outback shall have received an amount equal to Outback’s Capital Contributions, and (ii) thereafter to the Members in accordance with their positive Capital Account balances after giving effect to the allocation of Net Profit or Net Loss resulting from such liquidation. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

B. Upon dissolution of the Company in connection with a sale of all or substantially all of the Company’s assets to a third party all proceeds from liquidation of the Company’s assets shall be distributed to the Members in accordance with their positive Capital Account balances after giving effect to the allocation of Net Profit or Net Loss resulting from such liquidation, it being the intent of the Members that distributions shall be the same as if distributed pursuant to Percentage Interests. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

10.5 Limitations on Payments Made in Dissolution. Each Member shall only be entitled to look solely at the assets of the Company for the return of its Capital Contributions and positive Capital Account balance and shall have no recourse for its Capital Contribution, positive Capital Account balance and/or share of Net Profits (upon dissolution or otherwise) against any other Member.

Article XI. INDEMNIFICATION AND INSURANCE

11.1 Indemnification of Agents. The Company shall defend and indemnify any Member and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that it is or was a Member, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, it is or was serving at the request of the Company as a manager, member, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. A Managing Interest of the Members shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as a Managing Interest of the Members deems appropriate in its business judgment.

11.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

Article XII. CONFIDENTIALITY AND NON-COMPETITION

12.1 Noncompetition.

A. Subject to Subsection C below, so long as FPSH LP and AWA INC are Members and with respect to each of them for three (3) years thereafter, they, the Fleming’s Principals (and their respective Affiliates) shall not, individually or jointly with others, directly or indirectly, whether for their own account or for that of any other Person, operate, engage in, own or hold any ownership interest in, have any interest in or lend any assistance to any steakhouse restaurant, or Person or entity engaged in a business owning, operating or controlling steakhouse restaurants, other than the Company’s Restaurants, and shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to any such steakhouse restaurant or Person or entity. The restriction contained herein shall be deemed to apply to A. William Allen, III for so long as AWA INC is a Member and for three (3) years thereafter and to Paul M. Fleming for so long as FPSH LP is a Member and for three (3) years thereafter. For the purposes of this Section 12.1, the term “steakhouse restaurant” shall mean any restaurant for which: (i) the word “steak” or any variation thereof is in its name; or (ii) the sale of steak or prime rib is specified in its advertising or marketing efforts; or (iii) the sale of steak and prime rib constitutes thirty five percent (35%) or more of its entrée sales, computed on a dollar basis.

B. Subject to Subsection D below, so long as Outback is a Member, and for a period of one (1) year thereafter, Outback (and its Affiliates) shall not, individually or jointly with others, directly or indirectly, whether for its own account or for that of any other Person, operate, engage in, own or hold any ownership interest in, have any interest in or lend any assistance to: any steakhouse restaurant having a per person check average between $40.00 and $55.00, or Person or entity engaged in a business owning, operating or controlling steakhouse restaurants, having a per person check average between $40.00 and $55.00, other than the Company’s Restaurants, franchisees of the Company, and the Restaurants currently owned or under development by Outback.

C. None of the restrictions in this Section 12.1 shall be interpreted to apply to Paul M. Fleming’s ownership interest in any Z’ Tejas, Paul Martin’s Bistro or Roaring Fork restaurants as those restaurants are currently operated.

12.2 Confidentiality.

A. Definition. For the purpose of this Agreement, “Proprietary Information” shall include all information designated by any Member, either orally or in writing, as confidential or proprietary, or which reasonably would be considered proprietary or confidential to the business contemplated by this Agreement, including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, “Proprietary Information” shall not include information which (i) has entered the public domain or became known other than due to a breach of any obligation of confidentiality owed to the owner of such information; (ii) was known prior to the disclosure of such information; (iii) became known to the recipient from a source other than a Member or its Affiliate, provided there was no breach of an obligation of confidentiality owed to said Member or its Affiliate; or (iv) was independently developed by the party receiving such information.

B. No Disclosure, Use, or Circumvention. No Member or its Affiliates shall disclose any Proprietary Information to any third parties (other than existing or permitted franchisees) and will not use any Proprietary Information in that Member’s or Affiliate’s business or any affiliated business without the prior written consent of the other Member, and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of any Member. No Member shall contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision.

C. Maintenance of Confidentiality. Each Member shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

12.3 Non Solicitation. During the term of this Agreement and, with respect to each Member, for a period two (2) years following the earlier of (A) the date that the Member transfers all of its Membership Interest in the Company or (B) the dissolution of the Company pursuant to Article X, the Member shall not offer employment to any employee of the Company or of a Member, or their Affiliates, or otherwise solicit or induce any employee of any of them to terminate their employment, nor shall any of the Fleming’s Principals act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity which solicits or otherwise induces any employee of the Company or of a Member, or their Affiliates, to terminate their employment with such entity.

12.4 Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Section 12.1, 12.2 and 12.3 hereof are reasonable and properly required for the adequate protection of the Company’s and Members’ interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 12.1, 12.2 or 12.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile or other portion of the restricted territory being deemed a separate geographical area, so that the longest period of time and largest geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is the longest period of time and largest geographical area determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Company or a Member to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

In the event it is necessary for the Company or a Member to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in Section 12.1, 12.2 or 12.3 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys’ fees, of such proceedings including appellate proceedings.

12.5 Specific Performance. The parties agree that a breach of any of the covenants contained Section 12.1, 12.2 and 12.3 hereof will cause irreparable injury to the Company or a Member for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company or injured Member shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company or Member does apply for such an injunction, that the Company or Member has an adequate remedy at law shall not be raised as a defense.

Article XIII. REPRESENTATIONS AND WARRANTIES

Each Member warrants and represents to the other Members (each of which warranties and representations shall be deemed to be a continuing warranty and representation and covenant that such warranties and representations shall remain true and correct at all times during the term of the Company) that:

13.1 Status. If an entity, such Member is duly organized, validly existing and in good standing under the laws of its state of formation, and each has the power under its organizational documents and adequate authority to execute, deliver, and perform this Agreement which upon such execution and delivery will be a legal, valid, and binding obligation of such party enforceable in accordance with its terms (subject only to the application of bankruptcy, reorganization, insolvency or other similar laws regarding the rights of creditors generally and the exercise of judicial discretion in equity).

13.2 Due Authorization. The execution, delivery and performance of this Agreement by a Member who is an entity have been duly authorized by all requisite corporate, partnership or other organizational action of such party and, as of the date hereof, do not require the consent or approval of any person that has not been obtained and are not in contravention of or in conflict with any term or provision of the organizational documents of such party.

13.3 Other Agreements and Violations of Law. The execution, delivery and performance of this Agreement by such Member will not breach or constitute a default under any agreement, indenture, undertaking or other instrument to which such party or any affiliate of such party is a party or by which any of such persons or any of their respective properties may be bound or affected, which breach or default would have a materially adverse effect on the financial condition of such Member or on the financial condition, properties or operations of the Company. Other than as contemplated by this Agreement such execution, delivery, and performance will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the Company property nor, to the knowledge of such party, constitute or result in the violation of any law.

13.4 No Litigation. There is no litigation or administrative or other proceeding or tax audit pending, or, to the knowledge of such Member, threatened against or affecting such Member, or any of its affiliates, or any of their respective properties, which, if determined adversely, would have a materially adverse effect on the financial condition, properties or operations of the Company. As of the date hereof, neither such Member, nor, to the knowledge of such Member, any affiliate of such Member is in default with respect to any order, writ, injunction, decree or demand of any court of other governmental or regulatory authority which might in any way adversely affect the Company.

Article XIV. MISCELLANEOUS

14.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Certificate conflicts with any provision of this Agreement, the Certificate shall control.

14.2 Consultation with Attorney. Each Member has been advised to consult with its own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent it considers necessary.

14.3 Tax Consequences. Each Member acknowledges that the tax consequences to it of investing in the Company will depend on its particular circumstances, and neither the Company, the Members, nor the partners, shareholders, members, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. It will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

14.4 No Assurance of Tax Benefits. Each Member acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

14.5 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

14.6 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

14.7 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

14.8 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

14.9 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

14.10 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

14.11 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Delaware in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed as provided in Section 14.14 of this Agreement, and that when so made shall be as if served upon him or her personally within the Member’s state of residence.

14.12 Exhibits All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

14.13 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

14.14 Notices.

A. All notices required or permitted shall be in writing and may be communicated in person or by mail. Notice shall be deemed to be delivered when deposited in the United States mail addressed to the respective Member at its mailing address as designated in the records of the Membership, with postage thereon prepaid, registered or certified mail, return receipt requested, or if personally delivered, when received. Notices to a dissolved or bankrupt Member shall be delivered in the same manner to the last known address of its registered agent or receiver, as the case may be.

B. While all notices, demands and requests shall be effective as provided in Section 14.4A above, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt appearing on the return receipt or other evidence of delivery of the notice, and the time period in which a response to a demand or request must be given shall commence to run from the date of receipt on the return receipt or other evidence of delivery of the notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

C. By giving to the other Members at least thirty (30) days’ prior written notice thereof, each Member and its successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their addresses and each shall have the right to specify as its address any other address within the United States of America.

14.15 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

14.16 Reliance on Authority of Person Signing Agreement If a Member is not a natural person, neither the Company nor any Member will: (A) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (B) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

14.17 Company Property. All property contributed to the Company or acquired with Company funds shall be held and titled in the name of the Company and not individually by or for any Member.

14.18 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.19 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) post judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

14.20 Time is of the Essence. All dates and times in this Agreement are of the essence.

14.21 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

14.22 Severability. Each article, section, subsection, and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

14.23 Partition. The Members hereby agree that no Members, nor any successor in interest of any Members, shall have the right to have Company assets partitioned, or to file a complaint or institute any proceedings of law or equity to have a Company asset partitioned, and each Member, on behalf of itself, its successors and assigns, hereby waives any such rights.

14.24 Waiver. The failure of any Member to insist upon strict performance of a covenant hereunder or any obligation hereunder shall not be a waiver of such Member’s right to demand compliance therewith in the future.

All of the Members have executed this Agreement, effective as of the date written above.

ATTEST		MEMBERS:

“OUTBACK”
OS PRIME, LLC, a Florida limited liability company

		By:	OSI RESTAURANT PARTNERS, LLC
a Delaware limited liability company, its managing member

By:	/s/ Kelly Lefferts		By:	/s/ Joseph J. Kadow
	Kelly Lefferts, Assistant Secretary		Joseph J. Kadow, Executive Vice President

“FPSH LP”
FPSH LIMITED PARTNERSHIP, an Arizona limited partnership

By its general partner:

PKCR, LLC, an Arizona limited liability company

		By:	/s/ Paul M. Fleming
Paul M. Fleming, Manager

“AWA INC”
AWA III STEAKHOUSES, INC, a California corporation

By:	/s/ A. William Allen	By:
Print Name:	A. William Allen	Its:	CEO
Its:	Secretary

EXHIBIT A

ADDRESSES

OF MEMBERS

Member	Address
OS PRIME, LLC	2202 N. West Shore Blvd., Suite 500 Tampa, Florida 33607

FPSH LIMITED PARTNERSHIP	1345 Lincoln Ave , Suite B Calistoga, California 94515

AWA III STEAKHOUSES, INC.	1300 Dove Street, Suite 105 Newport Beach, CA 92660

Schedule 1

Outback 89.62%

FPSH LP 7.88%

AWA INC 2.5%

CONSENT OF OSI RESTAURANT PARTNERS, LLC

The undersigned, the sole member OS PRIME, LLC, which is a member in OSI/FLEMING’S, LLC, a Delaware limited liability company hereby agrees to be bound by and comply with the provisions of that certain Amended and Restated Operating Agreement of OSI/FLEMING’S, LLC (the “Agreement”) applicable to it in its capacity as the parent of OS PRIME, LLC or as otherwise provided in the Agreement.

DATED this 4th day of June, 2010.

ATTEST		OSI RESTAURANT PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Kelly Lefferts	By:	/s/ Joseph J. Kadow
	Kelly Lefferts, Assistant Secretary		Joseph J. Kadow, Executive Vice President

CONSENT OF AWA III STEAKHOUSES, INC. SHAREHOLDER

A. William Allen III (together with his wife or a trust controlled by them), being all of the shareholders in AWA III STEAKHOUSES, INC. which is a member in OSI/FLEMING’S, LLC, a Delaware limited liability company, hereby agree to be bound by, and comply with the provisions of that certain Amended and Restated Operating Agreement of OSI/FLEMING’S, LLC (the “Agreement”) applicable to them in their individual capacity, as shareholders of AWA III STEAKHOUSE, INC., or as “Fleming’s Principals” (as such term is defined in the Agreement) or as otherwise provided in the Agreement.

DATED this 3rd day of June, 2010.

WITNESSES:

/s/ Noel Murphy	/s/ A. William Allen III
/s/ Jennifer Capler	A. WILLIAM ALLEN III

CONSENT OF PAUL M. FLEMING

PAUL M. FLEMING being the sole manager of PKCR, LLC (“PKCR”) the sole general partner of FPSH LIMITED PARTNERSHIP which is a member in OSI/FLEMING’S, LLC, a Delaware limited liability company, hereby agrees to be bound by, and comply with the provisions of that certain Amended and Restated Operating Agreement of OSI/FLEMING’S, LLC (the “Agreement”) applicable to him in his individual capacity, as the sole manager of PKCR, and as a “Fleming’s Principal” (as such term is defined in the Agreement) or as otherwise provided in the Agreement.

DATED this 3rd day of April, 2010.

WITNESSES:

/s/ Kelly Fleming	/s/ Paul M. Fleming
/s/ Robert Fleming	PAUL M. FLEMING

CONSENT OF PKCR, LLC

PKCR, LLC, the sole general partner of FPSH LIMITED PARTNERSHIP which is a member in OSI/FLEMING’S LLC (the “Company”), a Delaware limited liability company, hereby agrees to be bound by and comply with the provisions of that certain Amended and Restated Operating Agreement of OSI/FLEMING’S, LLC (the “Agreement”) applicable to it individually and as a partner in FPSH LIMITED PARTNERSHIP, or as otherwise provided in the Agreement.

PKCR, LLC, an Arizona limited liability company

By:	/s/ Paul M. Fleming
Paul M. Fleming, Manager